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                                                                    EXHIBIT 4.10

                            EXCHANGE AGENT AGREEMENT

                                                           Date:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038

Ladies and Gentlemen:

In connection with a public exchange offer pursuant to a registration statement (the "Registration Statement") on Form S-4 and Form SB-2, which was initially filed on July 29, 2005 and which is to be declared effective sometime in the future by the Securities and Exchange Commission (the "SEC"), of up to 3,625,000 warrants, Rockwell Medical Technologies, Inc. ("the Company") will offer to exchange a new Common Share Purchase Warrant expiring January 26, 2006 with an exercise price to be determined by the Company's Board of Directors prior to the Effective Time (as defined below) (a "New Warrant") for each currently outstanding Common Share Purchase Warrant expiring January 26, 2006 with an exercise price of $4.50 (an "Old Warrant") that is properly tendered and accepted by the Exchange Agent (the "Exchange Offer"). The "Expiration Date" for the Exchange Offer shall be 5 p.m. Eastern Standard Time, on _____________, 2005, unless and until the Company shall have extended the period of time during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. You will be notified of the date that the Registration Statement is declared effective by the SEC (the "Effective Time") by no later than the first business day following the Effective Time.

The Company has delivered or will deliver to you (i) a copy of the letter of transmittal ("Letter of Transmittal") to be sent to holders of record as of the latest practicable date prior to the Effective Time (the "Record Date") of the Old Warrants (the "Record Date Warrant Holders"), (ii) copies of all other documents or materials, if any, to be forwarded to the Record Date Warrant Holders, (iii) a certified copy of resolutions adopted by the Board of Directors of the Company authorizing the Exchange Offer, the appointment of the Exchange Agent and the execution of this exchange agent agreement (this "Agreement"),
(iv) a list showing the names and addresses (as of the Record Date) of the Record Date Warrant Holders and the number of Old Warrants held by each Old Warrant Holder as of the Record Date including the certificate detail relating thereto, and (v) a list of certificates (including certificate numbers) representing the Old Warrants that have been or are, as of such date, lost, stolen, destroyed or replaced or restricted as to transfer (noting the text of the restrictive legends



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applicable thereto) or with respect to which a stop transfer order has been noted (such lists being herein referred to as the ("Lists").

As soon as practicable after the Effective Time, the Exchange Agent (as defined below) will mail to each Record Date Warrant Holder and any holder of record after the Record Date of the Old Warrants to whom mailing has been authorized in writing to the Exchange Agent by the Company ("Subsequent Holders," and together with the Record Date Warrant Holders, the "Old Warrant Holders") (a) a notice advising such holder of the effectiveness of the Exchange Offer and the applicable terms of the exchange effected thereby, (b) a Letter of Transmittal with instructions and guidelines, (c) a self-addressed return envelope, (d) tax certification and guidelines, (e) the Prospectus, and (f) any other material deemed appropriate by the Company (collectively referred to as the "Old Warrant Holder Mailing"). Notwithstanding the first sentence of this paragraph, the Exchange Agent shall not mail the Old Warrant Holder Mailing to any Old Warrant Holder to the extent that the Exchange Agent has received written notice from the Company that the Old Shareholder Mailing is not permitted in the applicable state. The Exchange Agent also will deliver to the Old Warrant Holders, when and as directed by the Company, any supplements or amendments to the Prospectus or any of the other Old Warrant Holder Mailing material.

This will confirm the appointment by the Company of American Stock Transfer & Trust Company as the exchange agent ("Exchange Agent") and, in that capacity, the authorization of the Exchange Agent to act as agent for the Company for the purpose of receiving the Old Warrants and transmitting the New Warrants to the Old Warrant Holders upon satisfaction of the conditions set forth herein. Your duties, liabilities and rights as Exchange Agent are as set forth herein.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following:

1. Examination of Letters of Transmittal. You are to examine Letters of Transmittal, certificates representing the Old Warrants and other documents delivered or mailed to you by or for the Old Warrant Holders to ascertain, to the extent reasonably determined by you, whether:

         (a) the Letters of Transmittal appear to be duly executed and properly completed in accordance with the instructions set forth therein;

         (b) the certificates for Old Warrants appear to be properly surrendered and, if applicable, endorsed for transfer;

         (c) the other documents, if any, used in exchange appear to be duly executed any properly completed and in the proper form; and


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         (d)      the certificates for Old Warrants are free of restrictions on transfer or stop orders.

In the event you ascertain that any Letter of Transmittal or other document has been improperly completed or executed, that any of the certificates for Old Warrants are not in proper form or some other irregularity exists, you shall attempt to resolve promptly the irregularity and may use your best efforts to contact the appropriate Old Warrant Holder by whatever means of communication you deem most expedient to correct the irregularity and, upon consultation with the Company, shall endeavor to take such other reasonable action as may be necessary to cause such irregularity to be corrected, and the determination of any questions referred to the Company or its counsel by you as to the validity, form and eligibility, as well as the proper completion of execution of the Letters of Transmittal and other documents, shall be final and binding, and you may rely thereon as provided in Section 10 hereof. Any costs of contacting the Old Warrant Holders for the purpose of correcting irregularities shall be incurred for the account of the Company.

2. Exchange of Warrants. As soon as practicable after surrender to you of the certificates for Old Warrants registered to a particular record holder or holders and the return of a properly completed and signed Letter of Transmittal relating thereto prior to the Expiration Date, you shall provide written notice to the Company of such surrender and return, and, after the Expiration Date and upon the Company's written authorization, you will promptly cause to be issued and distributed to the holder(s) in whose name such certificates were registered (or such other person as shall have been specified pursuant to the terms hereof) the New Warrants.

         Until so surrendered, each certificate which immediately prior to the Effective Time represented Old Warrants shall, at and after the Effective Time, entitle the holder(s) thereof only to receive, upon surrender of it and all other identically registered certificates, the certificates representing the New Warrants.

         If any certificates representing the New Warrants are to be issued in a name other than that in which the certificate for the Old Warrants surrendered in exchange therefor is registered, it shall be a condition of the issuance or payment thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to you any transfer or other taxes required, or shall establish to your satisfaction that such tax has been paid or is not payable.


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         Certificates to be delivered by mail shall be forwarded by first class mail under the Exchange Agent's blanket surety bond, which the Company understands protects the Company and the Exchange Agent from loss or liability arising by virtue of the non-receipt or non-delivery of such certificates. It is understood that the market value of the securities in any one shipment sent by first class mail will not be in excess of $250,000.00. In the event the market value shall exceed $250,000.00, the envelope shall be mailed by registered mail and shall be insured separately for the replacement value of its contents at the time of mailing.

3. Lost Stolen or Destroyed Certificates. In the event that any Old Warrant Holder claims that any certificate representing Old Warrants is lost, stolen or destroyed, the Exchange Agent shall mail to such Old Warrant Holder an affidavit of loss and the requirements for an indemnity bond. The Exchange Agent shall make the distribution of certificates representing the New Warrants only upon receipt of a properly completed affidavit of loss and the requirements for an indemnity bond.

4. Reports. The Exchange Agent shall furnish, until otherwise notified, monthly, or more frequently if requested by the Company, reports to the Company showing:

         (a) number of Old Warrants surrendered and number of New Warrants issued in exchange therefor (previous, herewith and total); and

         (b)  fractional warrants adjusted (previous, herewith and total).

5. IRS Filings. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing tax identification numbers, and shall file any appropriate reports with the Internal Revenue Service ("IRS") (e.g., 1099, 1099B, etc.).

6. Copies of Documents. You shall take such action at the Company's expense as may from time to time be reasonably requested by the Company to furnish copies of the Letter of Transmittal and other documents comprising the Old Warrant Holder Mailing with all subsequent supplements or amendments to persons designated by the Company.

7. Receipt or Disposal. Letters of Transmittal and telegrams, telexes, facsimile transmissions and other materials submitted to you by the Old Warrant Holders shall be preserved in accordance with the terms of applicable laws, but in any event at least three years from the date received.


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8.       Maintenance of Records. You will keep and maintain complete and accurate ledgers showing all warrants exchanged by you. You are authorized to cooperate with and furnish information to any organization or its legal representatives designated from time to time by the Company in any manner reasonably requested by any of them in connection with the Exchange Offer pursuant thereto.

9. Delivery of Surrendered Old Warrants. All certificates for Old Warrants surrendered to you shall be retained by you as required by S.E.C. regulations.


10.      Exchange Agents Duties and Obligations. As Exchange Agent, you:

         (a) will have no duties or obligations other than those specifically set forth herein, or as may subsequently be agreed to in writing by you and the Company;

         (b) will be regarded as making no representations or warranties and having no responsibilities regarding the validity, sufficiency, value or genuineness of any certificates for Old Warrants surrendered to you or the Old Warrants represented thereby; will not be required or requested to make any representations as to the validity or genuineness of any certificates for New Warrants or New Warrants represented thereby; and will not be responsible in any manner whatsoever for the correctness of the statements made herein or in the Registration Statement or in any document furnished to you by the Company;

         (c) will not be obligated to institute or defend on the Company's behalf any action, suit or legal proceeding in connection with the Exchange Offer or take any other action which might in your reasonable judgment involve, or result in, expense or liability to you, unless the Company shall first furnish you an indemnity reasonably satisfactory to you;

         (d) may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter, telegram or other document delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

         (e) may rely on, and shall be protected in acting upon, written or oral instructions given by any executive officer of, or any party authorized by, the Company with respect to any matter relating to your actions as Exchange Agent;

         (f) may consult with counsel satisfactory to you (including counsel for the Company), and the written advice or opinion of such counsel shall be full and complete authorization and protection in the respect of any




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              action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel; and

         (g) may retain an agent or agents of your choice to assist you in performing your duties and obligations hereunder, at your cost and without relieving you of any liability hereunder.

11. Termination of Exchange Agent's Duties and Obligations. This Agreement shall terminate upon demand by the Company at which time all undistributed certificates representing New Warrants shall be delivered by the Exchange Agent to the Company. The provisions of sections 12 and 13 below shall survive the termination of this Agreement.

12. Indemnification of Exchange Agent. The Company hereby covenants and agrees to reimburse, indemnify and hold you harmless from and against any and all claims, actions, judgments, damages, losses, liabilities, costs and transfer or other non-income taxes (including, without limitation, reasonable attorneys fees and expenses) incurred or suffered without any breach of this Agreement, negligence, bad faith or willful misconduct on your part, (a) arising out of or incident to this Agreement or the administration of your duties hereunder, (b) arising out of or incident to your compliance with instructions set forth herein or with any instructions delivered to you pursuant hereto, or
         (c) as a result of defending yourself against any claim or liability resulting from your actions as Exchange Agent, including any claim against you by any tendering Old Warrant Holder, which covenant and agreement shall survive the termination hereof. You hereby represent that you will notify the Company by letter, or facsimile confirmed by letter, of any receipt by you of a written assertion of a claim against you, or any action commenced against you, within ten (10) days after your receipt of written notice of such assertion or your having been served with the summons or other first legal process giving information as to the nature and basis of any such assertion. However, your failure to so notify the Company shall not operate in any manner whatsoever to relieve the Company from any liability which it may have on account of this Section 12 if no prejudice occurs. At its election, the Company may assume the conduct of your defense in any such action or claim, at its sole cost and expense. In the event that the Company elects to assume the defense of any such action or claim, the Company shall not be liable for the fees and expenses of any counsel thereafter retained by you.

13. Compensation and Expenses. For services rendered as Exchange Agent hereunder, your fees are approved as set forth in the schedule attached to this Agreement.


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14.      Notices. Except as otherwise provided herein, no notice, instruction or other communication by one party shall be binding upon the other party unless hand delivered or sent by certified mail, return receipt requested. Notice to you shall be sent or delivered to your above-noted address or such other addresses as you shall hereafter designate in writing in accordance herewith. Notice to the Company shall be sent or delivered to:

                  Rockwell Medical Technologies, Inc.
                  30142 Wixom Rd.
                  Wixom, MI  48393
                  Attn: President

         with a copy to:

                  John P. Kanan, Esq.
                  Honigman Miller Schwartz and Cohn LLP
                  2290 First National Building
                  Detroit, MI 48226

15. Prior Agreements. Nothing herein contained shall amend, replace or supersede any agreement between the Company and you to act as the Company's transfer agent which agreement shall remain of full force and effect.

16. Governing Law; Binding Upon Successors and Assigns. This Agreement shall be constructed and enforced in accordance with the laws of the state of New York, without regard to the principles thereof respecting conflicts of laws, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.
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                  Executed this ________ day of _______________, 2005



                                            ROCKWELL MEDICAL TECHNOLOGIES, INC.


                                            By: ________________________
                                            Name: _____________________
                                            Title: ______________________






Agreed To and Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By: __________________________
Name: ________________________
Title: _______________________